Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Robbie Atkinson	Marilynn Meek
Corporate Treasurer & Investor Relations	(General info)
(423) 434-8398	212-827-3773

FOR IMMEDIATE RELEASE

August 17, 2015

NN, INC. ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE PRECISION ENGINEERED PRODUCTS

Company to Host Conference Call to Discuss Transaction

Johnson City, Tenn, August 17, 2015 –NN, Inc., (NASDAQ: NNBR) a diversified industrial company, today announced that it has entered into a definitive agreement to acquire Precision Engineered Products Holdings, Inc. (P.E.P.) for $615 million in cash. The transaction is expected to be immediately accretive to earnings. The Company anticipates that the transaction will close by the end of October, 2015, subject to customary closing conditions and regulatory approval. NN was advised on the transaction by KeyBanc Capital Markets, Inc.

P.E.P. is a global manufacturer of highly engineered precision customized solutions serving the medical, electrical, transportation and aerospace end markets. P.E.P has built a highly respected brand on which customers rely to solve their most difficult problems across diversified end markets. P.E.P.’s net sales for the last twelve months ending June 30, 2015, including acquisitions, were $245.3 million, with approximately $180.0 million coming from the medical and electrical businesses.

Richard Holder, President and CEO commented, “The addition of the P.E.P. business into our portfolio is a transformative step in creating a diversified industrial company that serves a variety of end markets and delivers consistent results through the economic cycle. P.E.P. strengthens our technical capabilities and provides us with additional dynamic platforms to support outgrowth of our end markets. P.E.P.’s focus on the medical, electrical, and aerospace end markets and delivery of world class precision and technology to their customers aligns perfectly with our strategic plan. Utilizing the NN Operating System, P.E.P. will have the tools and resources to continue to develop new products and drive operational efficiency in the years to come. We look forward to welcoming the P.E.P. team into the NN family.”

NN expects to finance the transaction primarily with available cash and the issuance of debt from new fully committed credit facilities.

Conference Call & Supplemental Deck

A supplemental presentation on this acquisition has been posted to NN’s website. The Company will host a conference call to discuss the transaction on August 18 at 10:00 a.m. ET. Access the call by dialing 888.500.6950 in the U.S., or 719.325.2329 internationally, conference ID: 5318922. A replay of the conference call will be available shortly after the conclusion of the call. The replay along with presentation materials relating the acquisition will be available under the investor relations section of NN’s website.

NN, Inc., a diversified industrial company, manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 26 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.